Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

New York Community Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	457(c)	332,937,931(1)	$3.105(2)	$1,033,772,275.76	0.00014760	$152,584.79

Fees to Be Paid	Equity	Common Stock, par value $0.01 per share, underlying the Company’s Series B Noncumulative Convertible Preferred Stock, par value $0.01 per share	457(g)	192,062,069(1)	$3.105 (2)	$596,352,724.25	0.00014760	$88,021.66

Fees to Be Paid	Equity	Common Stock, par value $0.01 per share, underlying the Company’s Series D Non-Voting Common Equivalent Stock, par value $0.01 per share	457(g)	315,000,000(1)	$3.105 (2)	$978,075,000.00	0.00014760	$144,363.87

Fees to Be Paid	Equity	Warrants to purchase shares of Series D Non-Voting Common Equivalent Stock, par value $0.01 per share	457(g)	315,000(3)	—(4)	—	—	—

	Total Offering Amounts					$2,608,200,000.00	—	$384,970.32

	Total Fees Previously Paid					—	—	—

	Total Fee Offsets					—	—	—

	Net Fee Due					—	—	$384,970.32

(1)

This registration statement registers the resale of up to an aggregate of 840,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), of New York Community Bancorp, Inc. (the “Company”) by the selling securityholders named therein (the “Selling Securityholders”), which is comprised of: (i) 332,937,931 shares of Common Stock, (ii) 192,062,069 shares of Common Stock underlying the Company’s Series B Noncumulative Convertible Preferred Stock, par value $0.01 per share and (iii) 315,000,000 shares of Common Stock underlying net-settled warrants of the Company (the “Warrants”), which are exercisable into the Company’s Series D Non-Voting Common Equivalent Stock, par value $0.01 per share, each share of which is convertible into Common Stock. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Common Stock as may from time to time become issuable by reason of stock dividend, stock splits, recapitalizations or other similar transactions.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act. The proposed maximum offering price per share of Common Stock is based on the average of the high and low prices of Common Stock, as reported on the New York Stock Exchange on June 18, 2024, which is a date within five business days prior to the date of filing this registration statement.

(3)	This registration statement registers the resale of up to 315,000 Warrants by the Selling Securityholders.

(4)

In accordance with Rule 457(g) under the Securities Act, because the shares of Common Stock underlying the Warrants are registered hereby, no separate registration fee is required with respect to the Warrants registered hereby.